Exhibit 10.5

Global Gate Property Corp.
1 October 2010

Mr G Ohlbaum Connecticut

Dear Gary,

Further to our recent discussions, Global Gate Property Corp. ("GGP" or "the Company") is delighted to send you, the Executive, this contract of employment.

1 Job Title and Duties

1.1
 The Company shall employ the Executive and the Executive shall serve the Company initially as President, Chief Executive Officer, and Chief Financial Officer. You shall relinquish these positions as suitable candidates are appointed by the Company's Board of Directors.

2 Remuneration

Your initial basic monthly salary will be US$15,000 per month, paid monthly in arrears by equal monthly installments on the 25th day of every month. The Company will pay for Family health insurance plan. (Cigna International.)

2.1	This amount can be adjusted up or down by the Company's Board of Directors.

2.2	The Company will reimburse all costs associated with your work for the Company and the development of the Company's business.

2.3	You will be entitled to discretionary bonuses, based on your performance. The level of bonus is determined by the Company's Board of Directors.

3 Options

3.1	You are hereby granted 10,000,000 options to subscribe for shares in the Company, exercisable at a price of US$0.75 per share, subject to the terms and conditions of this clause 3.

3.2	Subject to paragraphs 3.3, 3.4 and 3.5 below, the Option shall be exercisable in whole or in part and on any number of occasions, in accordance with this agreement.

3.3	Save as provided in paragraph 3.4 below, the Option may only be exercised whilst you continue to be an officer or employee of the Company.

3.4	If you cease to hold any office or employment with the Company on account of:

3.4.1 death; or

3.4.2 injury, ill-health or disability (evidenced to the satisfaction of the Board); or

3.4.3 retirement at normal retirement age (including late retirement) or early retirement with the consent of the Board; or

3.4.4 the transfer of the undertaking or part undertaking with which you hold your office or employment to a person other than a group company; or

3.4.5 the company with which you hold your office or employment ceasing to be a group company; or

3.4.6any other reason which the Board considers reasonably justifies the exercise of the Option,the Option may be exercised during the period of 1 month after such cessation.

3.5	To the extent not already exercised, the Option will lapse on the earliest of the following:

3.5.1 Subject to clause 3.4 above, the date on which you cease to hold any office or employment with the Company, and for the purposes of this sub-paragraph, the date on which you cease to hold your office or employment shall be the date on which notice of termination is given by, or to, you unless the Board in its absolute discretion determines a later date (being no later than the expiry of the applicable notice period); and

Registered office: 2519 East Kentucky Ave. Denver, Colorado C080209, USA

3.5.2 the tenth anniversary of this agreement.

3.6
In the event of any capitalisation, consolidation, sub-division or reduction in the share capital of the Company and in respect of any discount element in any rights issue or any other variation in the share capital of the Company, the number of shares comprised in the Option and the relevant subscription price may be adjusted in such manner as the Directors shall determine and (save in the event of a capitalisation) the auditors from time to time of the Company shall confirm in writing as being in their opinion fair and reasonable and you shall be notified promptly of any such adjustments.

3.7	Any of the terms of the Option can be altered by mutual agreement between you and the Company.

4 Holidays, hours & place of work

4.1	Your hours of work will be determined by the needs of the Company.

4.2	Your normal place of work will be the United States. Given the nature of our business, you will be expected to travel.

4.3	In addition to normal statutory public holidays, you are entitled to 20 days paid holiday per calendar year, accruing monthly.

5 Notice and termination

5.1	The commencement date of this contract is 1 October 2010 for a period of 12 months to 30 September 2011, renewable for a further year at the option of the parties.

5.2	The notice period shall be one months written notice by either party.

6 Incapacity

6.1
The Executive shall continue to be paid during absence due to illness, accident or other incapacity (payment to be indusive of any statutory sick pay or social security benefits or equivalent to which he may be entitled) for a total of up to 20 working days in any twelve consecutive calendar months. Thereafter the Executive shall continue to be paid remuneration at the discretion of the Company.

6.2
If the Executive is at any time prevented by illness, accident or other incapacity from performing his duties for a period of 20 consecutive working days, the Company may appoint a temporary replacement to undertake all or some of his duties during any further period in which he is prevented from performing his duties.

6.3	For the purposes of this clause, working days shall be Monday to Friday.

7 General

7.1
The Company recognises that you are involved in a number of other businesses. You are not expected to work exclusively for the Company. Where a conflict arises between your duties under this Agreement and any duties you may have in relation to your other business interests or employers, you will be required to notify the Board who shall take appropriate action.

7.2	The headings in this agreement are for convenience only and do not affect its construction or interpretation.

7.3	This agreement shall be governed by the laws of the state of Nevada, and any dispute shall be resolved in Nevada.

7.4	Any delay or partial exercise of the rights under this agreement shall not be regarded as a waiver of those rights.

7.5
The terms of this agreement are supplemental to any remuneration due as a director of the Company, and if any term of this agreement conflicts with the terms of the statutes of the Company, this agreement shall take precedence.

7.6	If any term of this agreement is deemed to be unlawful or invalid, it shall not impact on the validity of other clauses in the agreement, or the validity of the agreement as a whole

7.7	This agreement shall take effect as from the date of signing.

7.8
The expiration or determination of this agreement shall not affect those terms which are expressed to operate or have effect after its termination and shall be without prejudice to any right of action already accrued to either party in respect of a breach of this agreement by the other party.

Please signify your acceptance of the Company's offer of employment by signing a copy of this letter and returning to the Company's Board.

Yours sincerely

/s/ David Cheung

David Cheung
Director, Global Gate Property Corp

I accept the above offer of employment

/s/ Gary Ohlbaum

Gary Ohlbaum